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                                                                   Exhibit T3D.2

              IN THE UNITED STATES DISTRICT COURT           Filed March 30, 2001
             FOR THE EASTERN DISTRICT OF VIRGINIA     Clerk, U.S. District Court
                      Alexandria Division                   Alexandria, Virginia

                              )
IN RE MICROSTRATEGY INC.      )      Civil Action No. 00-473-A
SECURITIES LITIGATION         )
                              )

                            FINAL JUDGMENT AND ORDER
                            ------------------------

     The matter came before the Court for a hearing on (i) whether the terms and conditions of the Stipulation of Settlement dated January 11, 2001 ("Stipulation") are fair, reasonable, and adequate for the settlement of all claims asserted by the Class and Settlement Subclass against defendants MicroStrategy Inc. ("MicroStrategy"), Michael J. Saylor, Sanju K. Bansal, Mark
S. Lynch, Stephen S. Trundle, Ralph S. Terkowitz, and Frank A. Ingari (collectively, the "Settling Defendants") in the Consolidated Amended Class Action Complaint ("Complaint"), and accordingly should be approved; (ii) whether judgment should be entered dismissing the Complaint on the merits and with prejudice in favor of the Settling Defendants against all members of the Class and Settlement Subclass who have not requested exclusion therefrom; (iii) whether to approve the Stipulation's Plan of Allocation as a fair and reasonable method to allocate the settlement proceeds among the members of the Class; and
(iv) whether and in what amount to award Plaintiffs attorneys' fees and reimbursement of expenses. The parties appeared at the hearing by counsel.

     For the reasons stated from the Bench and to be set forth more fully in a forthcoming Memorandum Opinion, and for good cause shown:


     1. It is ORDERED that the Court has jurisdiction over the subject matter of this Action, the Plaintiffs, all Class Members and Settlement Subclass Members, and the Settling Defendants.

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     2. It is further ORDERED that, pursuant to Rule 23 of the Federal Rules of
Civil Procedure ("Rule 23"), this Action be, and the same is, FINALLY CERTIFIED as a class action on behalf of all persons and entities who, during the period June 11, 1998 through March 20, 2000, inclusive, purchased MicroStrategy common stock or call options or sold MicroStrategy put options, and who allegedly were damaged thereby.

     3. It is further ORDERED that, pursuant to Rule 23, a Settlement Subclass consisting of all members of the Class who purchased MicroStrategy common stock contemporaneously with the sales of MicroStrategy common stock by any of the Individual Defendants--that is, on one or more of the following dates: July 26, 27, 28, or 29, 1999, August 16, 17, or 18, 1999, October 21, 22, 25, 26, 27, 28,
or 29, 1999, November 1, 18, 19, or 22, 1999, February 28 or 29, 2000, or March
1, 2000--be, and the same is, FINALLY CERTIFIED for purposes of the Settlement.

     4. It is further ORDERED that Defendants, any person, firm, trust, corporation, or other individual or entity in which any Defendant has a controlling interest or which is related to or affiliated with any of the Defendants, the partners, principals, officers, directors, employees, affiliates, legal representatives, heirs, predecessors, successors, and assigns of Defendants, and the immediate family members of any such individual be, and the same are, EXCLUDED from the Class and Settlement Subclass.

     5. It is further ORDERED that the following persons, who have requested exclusion from the Class and/or Settlement Subclass, be, and the same are, EXCLUDED from the Class and Settlement Subclass:

     Mary S. Spahr
     345 Fairway Drive
     Fairborn, Ohio 45324

     Dr. William B. Bishop
     (address not provided)

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     Betty J. Launicia
     10178 Castlewood Lane
     Oakton, Virginia 22124

     Evan F. Trestman
     One River Place
     Unit 6-F
     Three Poydras Street
     New Orleans, Louisiana 70130

     Margaret G. Hinson TTEE
     Margaret G. Hinson Revoc. Trust
     U/A 08/09/88
     5417 Myrtle Wood
     Sarasota, Florida 34235-4624

     Antoinette Renna
     Christopher Renna
     103 S. Winterberry Court
     Smithfield, Virginia 23430

     Ruth E. Brown
     3 Deer Run
     Henniker, New Hampshire 03242

     6. It is further ORDERED that the Court finds that notice of the pendency of this Action as a class action and of the proposed partial settlement was given to all Class Members who could be identified with reasonable effort. The form and method of notifying the Class of the pendency of the Action as a class action and of the Settlement and its terms and conditions met the requirements of (i) Rule 23; (ii) Section 21D(a)(7) of the Exchange Act, 15 U.S.C. (S) 78u-4(l)(7) as amended by the Private Securities Litigation Reform Act of 1995;
(iii) Section 3(a)(10) of the Securities Act of 1933, 15 U.S.C. (S) 77c(a)(10); and (iv) due process, and constituted the best notice practicable under the circumstances and due and sufficient to all persons and entities entitled thereto.

     7. It is further ORDERED that the Stipulation is APPROVED as fair, reasonable, and adequate. Accordingly, the Class members and the parties are directed to consummate the Stipulation in accordance with its terms and provisions. The Notes, Warrants, and Settlement Shares are to be issued in

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exchange for bona fide outstanding claims; all persons to whom it is proposed to issue such securities have had the right to appear at the hearing on the fairness of the Settlement; the issuance of the securities constituting the Settlement Consideration are therefore exempt from registration; and such securities are therefore unrestricted and freely tradeable exempted securities pursuant to Section 3(a)(10) of the Securities Act of 1933, 15 U.S.C. (S) 77c(a)(10).

     8. It is further ORDERED that the Complaint be, and the same is, DISMISSED WITH PREJUDICE and without costs, except as provided in the Stipulation, as against the Settling Defendants only.

     9. It is further ORDERED that the Class members and the successors and assigns of any of them be, and the same are, PERMANENTLY BARRED AND ENJOINED from instituting, commencing, or prosecuting, either directly or in any other capacity, any and all claims, rights, or causes of action or liabilities whatever, whether based on federal, state, local, statutory, or common law or any other law, rule, or regulation, including both known claims and unknown claims, that have been or could have been asserted in any forum by Plaintiffs or any Class member (excluding any persons or entities who timely and properly excluded themselves from the Class and Settlement Subclass), or any of them, that arise out of or relate in any way to the allegations, transactions, facts, matters, or occurrences, representations, or omissions involved, set forth, referred to, or that could have been asserted in the Complaint, relating to the purchase of MicroStrategy common stock or call options or sale of MicroStrategy put options during the Class Period (the "Settled Claims"), against the Settling Defendants and any person, firm, company, trust, corporation, or entity in which any Settling Defendant has a controlling interest, and each of their past, present, and future corporate parents (including intermediate and ultimate parents), subsidiaries, affiliates, predecessors, successors, and assigns, and each of their respective past, present, and future officers, directors, employees, representatives, agents, solicitors, attorneys, heirs, investment advisors, administrators, executors, insurers, predecessors, successors, and assigns, or any of them, including any person or entity acting on behalf or at the direction of any of them

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(the "Released Parties"). Notwithstanding any of the foregoing, "Released
Parties" shall not mean or include defendant PricewaterhouseCoopers LLP ("PwC"), or any other person or entity other than the Settling Defendants and their related parties as described in the preceding sentence. The Settled Claims are hereby compromised, settled, released, discharged, and dismissed as against the Released Parties on the merits and with prejudice by virtue of the proceedings herein and this Order and Final Judgment.

     10. It is further ORDERED that the Settling Defendants and the successors and assigns of any of them be, and the same are, PERMANENTLY BARRED AND ENJOINED from instituting, commencing, or prosecuting, either directly or in any other capacity, any and all claims, rights, or causes of action or liabilities whatever, whether based on federal, state, local, statutory, or common law or any other law, rule, or regulation, including both known claims and unknown claims, that have been or could have been asserted in the Action or any forum by the Settling Defendants or any of them or the successors and assigns of any of them against any of the Plaintiffs, Class Members, or Plaintiffs' Counsel, that arise out of, or relate in any way to, the institution, maintenance, or prosecution of the Action (the "Settled Defendants' Claims") against any of the Plaintiffs, Class Members, or their attorneys. The Settled Defendants' Claims are hereby compromised, settled, released, discharged, and dismissed on the merits and with prejudice by virtue of the proceedings herein and this Order and Final Judgment.

     11. It is further ORDERED that defendant PwC and any other person or entity be, and the same are, PERMANENTLY BARRED AND ENJOINED from asserting in this Court, or in any other federal court, or in any state court or other forum, any action or claim arising out of, based upon, or related to any of the allegations in the Complaint or any other pleadings filed in the Action, or any claim for contribution or equitable indemnity, by which such person or entity attempts to recover losses arising out of claims made by Lead Plaintiffs or any Class Member (excluding any persons or entities who timely and properly exclude themselves from the Class and Settlement Subclass), against any of the Settling Defendants or the Released Parties.

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     12. It is further ORDERED that nothing contained in the Stipulation or in other agreements executed in connection with the Settlement or this Judgment shall be construed as an admission (i) by any Settling Defendant or any alleged liability, fault, or wrongdoing whatever of the Settling Defendants or any of them, or (ii) by any member of the Class or Settlement Subclass that their claims are without merit or lack validity.

     13. It is further ORDERED that the Plan of Allocation is APPROVED as fair and reasonable. Accordingly, Plaintiffs' Co-Lead Counsel and the Claims Administrator are directed to administer the Stipulation in accordance with its terms and provisions.

     14. It is further ORDERED that the disposition of Plaintiffs' Counsel's petition for attorneys' fees and reimbursement of expenses be, and the same is, DEFERRED until further Order of this Court. The Stipulation, Settlement, and Plan of Allocation are approved as fair, reasonable, and adequate on the premise that Plaintiffs' Counsel shall be awarded no more than the requested 26.27% of the Notes, Warrants, and Settlement Shares as for their fees and reimbursement of expenses.

     15. It is further ORDERED that exclusive jurisdiction is retained over the parties and the Class Members for all matters relating to this Action, including the administration, interpretation, effectuation, or enforcement of the Stipulation and this Order and Final Judgment, and including any application for fees and expenses incurred in connection with administering and distributing the settlement proceeds to the members of the Class.

     16. It is further ORDERED that the parties are granted leave to agree to reasonable extensions of time to carry out any of the provisions of the Stipulation without further order of the Court.

     17. It is further ORDERED that the Clerk is directed to enter this Order and Final Judgment immediately, pursuant to Rule 54(b) of the Federal Rules of Civil Procedure.

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     The Clerk is directed to send a copy of this Order to all counsel of record.


                                           /s/ T.S. Ellis, III
                                           _____________________________________
Alexandria, Virginia                        T.S. Ellis, III
March 30, 2001                              United States District Judge

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